[NYSE LOGO]


NEWS RELEASE                                       [COOPER LOGO]
                                                   21062 Bake Parkway, Suite 200
                                                   Lake Forest, CA 92630
                                                   888-822-2660
                                                   Fax: 949-597-0662


CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com

         FOR IMMEDIATE RELEASE



               THE COOPER COMPANIES REPORTS THIRD QUARTER RESULTS
              Revenue Up 48% to $90.6 Million; EPS 86 Cents Up 28%

LAKE FOREST, Calif., September 4, 2002--The Cooper Companies, Inc. (NYSE: COO) today reported financial results for its third fiscal quarter ended July 31, 2002:

o Revenue $90.6 million, 48% above third quarter 2001; CooperVision up 54%, CooperSurgical up 30%.

o    Earnings per share up 28% to 86 cents; trailing twelve months $2.87.

o One-time gain of 8 cents per share from receipt of shares of Quidel Corporation out of escrow.

o One-time charge of 8 cents per share to CooperSurgical cost of sales to provide for phase out of the Cerveillance'r' colposcopy system.

o    Operating income $17.0 million, up 21%.

o Cash flow per share (pretax income from continuing operations plus depreciation and amortization) $1.39; trailing twelve-months $4.71.

Commenting on the results, Chairman and Chief Executive Officer A. Thomas Bender, said, "Cooper continued its consistent quarterly performance as once again revenue, operating income and earnings per share showed strong growth and exceeded consensus estimates for the quarter.

"In our contact lens business, revenue growth was strong, the integration of the Biocompatibles acquisition is ahead of plan, and our new products are performing well around the world.

"In women's healthcare, we continue to consolidate the in-office gynecology market through acquisition and evaluate opportunities for further growth. Operating margins have improved significantly this year in this business."

Outlook

For the fourth quarter of fiscal 2002, Cooper estimates revenue between $91 million and $94 million, 39% to 42% above the fourth quarter of 2001, with earnings per share ranging from $.99 to $1.03. Fourth quarter 2002 CooperVision revenue is expected to range between $72 million and $74 million and CooperSurgical revenue is expected to be about $20 million.

For fiscal 2002, Cooper estimates revenue between $312 million and $315 million, a 33% to 34% increase, and has raised earnings per share guidance to $3.09 to $3.13 from the previous estimate of $3.07 to $3.12.

For fiscal 2003, Cooper estimates revenue between $380 million and $400 million with earnings per share ranging from $3.95 to $4.05.

Business Unit P&L Highlights ($'s in millions)


----------------------------------------------------------------------------------------------------------
                                       Three Months Ended July 31,
----------------------------------------------    --------------------------------------------------------
                   Revenue                                            Operating Income
----------------------------------------------    --------------------------------------------------------
                                           %                            % Inc      %Revenue      %Revenue
                      2002      2001     Inc.         2002      2001     (Dec)       2002          2001
                      ----      ----     ----         ----      ----     -----       ----          ----
----------------------------------------------    --------------------------------------------------------
       CVI           $70.6     $46.0     54%        $16.8      $13.2      28%        24%           29%
       CSI            20.0      15.4     30%          2.5        2.6      (6%)       12%           17%
                     -----     -----                -----      -----
    Subtotal          90.6      61.4     48%         19.3       15.8      22%        21%           26%
   HQ Expense            -         -      -          (2.3)      (1.8)      -          -             -
                                                    ------     -----
----------------------------------------------    --------------------------------------------------------
      TOTAL          $90.6     $61.4     48%        $17.0      $14.0      21%        19%           23%
                     =====     =====                =====      =====
----------------------------------------------    --------------------------------------------------------



                                        Nine Months Ended July 31,
----------------------------------------------    --------------------------------------------------------
                   Revenue                                            Operating Income
----------------------------------------------    --------------------------------------------------------
                                           %                                       %Revenue      %Revenue
                      2002      2001     Inc.            2002   2001     % Inc       2002          2001
                      ----      ----     ----            ----   ----     -----       ----          ----
----------------------------------------------    --------------------------------------------------------
       CVI          $168.9     $126.4    34%         $40.5     $35.6      14%        24%           28%
       CSI            51.7       42.1    23%          10.0       6.7      49%        19%           16%
                     -----     ------                -----     -----

    Subtotal         220.6      168.5    31%          50.5      42.3      19%        23%           25%
   HQ Expense            -          -     -           (5.7)     (5.0)      -          -             -
                                                     -----     ----
----------------------------------------------    --------------------------------------------------------
      TOTAL         $220.6     $168.5    31%         $44.8     $37.3      20%        20%           22%
                    ======     ======                =====     =====
----------------------------------------------    --------------------------------------------------------

Note: Cooper implemented Statement of Financial Accounting Standards No. 142, "Goodwill and Other
Intangible Assets" at the beginning of this year, and no longer amortizes goodwill. Goodwill amortization included in 2001 results reduced operating income by $1.2 million in the three-month period and $3 million in the nine-month period.
----------------------------------------------------------------------------------------------------------


Third Quarter Operating Highlights

CooperVision

Pro Forma Results

At the end of February, CVI acquired the eye care business of Biocompatibles International, plc which had worldwide revenue of about $70 million in calendar 2001, about $50 million outside of North America. CVI's consolidated results, therefore, include Biocompatibles performance beginning in March 2002. In order to measure organic growth, discussions below of results and comparisons in CVI's business are on a pro forma basis as if Biocompatibles eye care revenue in the third quarter of 2001 was included.

Third Quarter CVI Soft Lens Revenue Highlights

(Note: Soft lens revenue includes sales of CooperVision's soft contact lens products to commercial customers. It excludes sales to other contact lens manufacturers (OEM sales), royalties, freight charges passed on to customers, and sales of discontinued products and low volume hard contact lens products. CooperVision's 2001 soft lens revenue (excluding Biocompatibles) adjusted for these exclusions was $41.4 million in the third quarter and $115.0 million for the nine-month period.)

     o    CVI's third quarter worldwide soft lens revenue grew 14%.

     o All disposable and planned replacement products, which now account for about 85% of CooperVision's worldwide soft lens business, grew 29% in the third quarter and 19% for the nine-month period.

     o Higher margin specialty contact lenses--toric lenses, cosmetic lenses, multifocal lenses and lenses for dry eye symptoms--grew 37% in the third quarter and 19% through nine months and now account for two-thirds of CVI's worldwide soft lens revenue.

     o Sales of toric contact lenses, which correct astigmatism, increased 28% during the quarter and 12% year-to-date and now account for about 45% of CVI's soft lens revenue. CVI estimates that it holds about 34% of the worldwide toric segment, which is currently growing at about 10%. CVI offers every popular type of replacement modality to meet the needs of most astigmatic patients.

     o CVI's brands of disposable toric lenses, those replaced after two weeks, continue to gain market share and are now selling at a rate of more than $3 million per month worldwide. Disposable torics are the fastest growing products in the worldwide toric segment, accounting for an estimated 40% of the total. CVI estimates that its brands of disposable toric lenses are now the fastest growing product in this category worldwide.

     o CVI's planned replacement toric lenses, those used monthly and quarterly, grew 22% in the quarter and 5% for the nine-month period. CVI's planned replacement torics now account for over 50% of this segment worldwide.

Third Quarter CVI Geographic Soft Lens Revenue Highlights

     o Soft contact lens revenue in the United States, about 53% of CVI's soft lens business, grew 14% in a U.S. market that grew about 4% in the second calendar quarter, according to recent market data.

     o Soft lens sales outside of the United States, more than 47% of CVI's total soft lens revenue in the quarter, grew 14%.

     o European soft lens revenue, about 42% of CVI's total soft lens revenue, grew 19%, as total toric lens business more than doubled over last year's third quarter.

CVI's gross margin was 66% in the quarter, unchanged from the quarter a year ago.

Biocompatibles Integration

Cooper has said that the Biocompatibles transaction would be cumulatively neutral to EPS for the eight-month period ending October 31, 2002 and accretive after that.

"Our Biocompatibles integration plan is ahead of plan," said Bender. "To date we have lowered costs by reducing general and administrative expenses and rationalizing manufacturing, and we have accelerated sales of the Proclear line of products, which are often prescribed for patients with dry eye symptoms.

"The integration of the Biocompatibles manufacturing in Farnborough, U.K. into our Southampton facility is well under way and we have been able to improve cost of goods through manufacturing efficiencies.

"A favorable shift in product mix is also improving CVI profitability, as we trade up customers to higher margin Proclear products. Going forward, our objective is to have the gross margin of the former Biocompatibles product line approach that of CVI's products prior to the acquisition by the end of our next fiscal year, and we are currently ahead of our target to do that.

"We expect that these operating improvements combined with Biocompatibles' favorable impact to lower our tax rate will achieve the accretion targets we have forecast. We continue to expect that Biocompatibles will contribute about 50 cents to Cooper's earnings per share in 2003, and 79 cents in 2004.

"We estimate that Biocompatibles will add more than $45 million to CVI's worldwide revenue in the eight months of 2002 following the acquisition and between $75 million and $80 million in 2003, following selected product and market rationalization."

New Products

Sales of CVI's Frequency'r' Multifocal are ahead of expectations. This product has been placed in over 1,100 practitioner offices to date in the United States, and CVI expects an additional 2,000 office placements by fiscal year-end.

CVI's line of cosmetic lenses is estimated to reach about $15-$17 million in revenue in fiscal 2002.

A launch of Frequency Enhancements, a line of cosmetic products that accentuates the natural color of the eye, is planned for the fourth calendar quarter of 2002.

In 2003, CVI expects to begin an extended wear contact lens development program using a unique material.

CooperSurgical

Discontinuation of Cerveillance Colposcopy System

CooperSurgical (CSI), the Company's women's healthcare business, decided during the third quarter to phase out the Cerveillance colposcopy system, which captures and stores digital images of the cervix, and recorded a charge against cost of sales of about $2 million; an after tax charge of 8 cents a share.

Cerveillance is being phased out primarily because:

     o In 2000, CSI acquired Leisegang Medical, Inc. the world leader in colposcopy, whose products are widely regarded by practitioners as the finest colposcopy equipment in the world.

     o Digital imaging technology is evolving rapidly, and CSI has elected to consolidate its colposcopy development into the Leisegang Prism System'TM' in order to capitalize on Leisegang's reputation for superior optics.

Third Quarter CSI Operating Highlights

CSI's third quarter revenue increased 30% to $20 million and is up 23% year to date. Organic growth from gynecology products(1) in the third quarter of 2002 was 10%. CSI expects revenue of about $20 million in the fourth quarter of fiscal 2002. Due to the $2 million provision to phase out the Cerveillance colposcopy system, CSI's operating margin fell to 12%, below the prior year's quarter of 17%. Without this charge, CSI's operating margin would have been 22%, down from 26% in the previous quarter due to expenses incurred in integrating the recent Norland and Ackrad acquisitions. Year to date, CSI's operating margin is 19%, 23% without the Cerveillance charge, up from 16% in the nine-month period of 2001.

Building on its strategy to develop a franchise in the infertility market, in May CSI acquired Ackrad Laboratories, Inc., a developer and manufacturer of medical devices used primarily in the assessment of infertility and other gynecological disorders. Ackrad had revenue of $5.3 million in 2001.

Tax Rate

Cooper's effective tax rate (income tax expense divided by pretax income) was 27% for the third quarter and is projected at 27% for the full fiscal year.



-------------------------------------------

(1) About 9% of CSI's revenue derives from medical devices that are in markets outside of women's healthcare such as cardiology, gastroenterology and ophthalmology. CSI does not actively market these products. As CSI's business is women's healthcare, the organic growth comparison refers only to products used in this market.

Balance Sheet Items

Cooper continued to lower its Days of Sales Outstanding (DSO's) following collection difficulties related to the installation of a new enterprise reporting system earlier in the fiscal year. At the end of the third quarter, Cooper's DSO's were 69 days, down from 75 days with Biocompatibles (73 days excluding the Biocompatibles impact) at the end of the second quarter. DSO's are expected to remain in the upper 60's to low 70's range.

Inventory months on hand (MOH) continue at appropriate levels, at 7.1 months, equal to the end of the second quarter including pro forma Biocompatibles operations. During 2000, inventory fell below the level needed to support the more than 500 thousand stock keeping items CVI carries. CVI's extensive range of toric lens parameters offers practitioners the widest choice of fitting alternatives in the industry.

During the quarter, capital expenditures were about $5 million; $17 million year to date. Depreciation and amortization was $3.3 million for the quarter; $8.5 million through nine months.

New Credit Facility

In May, Cooper announced the successful syndication of a $225 million bank credit facility: a $75 million five-year term loan with an interest only payment in the first year then fully amortized in the next four years, and a $150 million three-year revolving credit facility.

Interest rates under this facility are based on LIBOR plus additional basis points determined by Cooper's ratio of debt to its earnings before interest, taxes, depreciation and amortization (EBITDA.) These range from 125 to 225 basis points for the term loan and from 100 to 200 basis points for the revolver. The current additional basis points are 200 on the term loan and 175 on the revolver. The Company can, at its option, choose to pay a base rate that is within a range above the prime rate.

Cooper plans to use the facility for general corporate purposes, including acquisitions, and capital expenditures. At the closing, Cooper paid off $62 million under its existing line of credit and (pound)44 million (approximately $62 million) in notes owed to Biocompatibles International plc as a result of Cooper's purchase of the Biocompatibles eye care business.

Investment in Quidel Common Stock

In the first quarter of 2001, Quidel Corporation acquired Litmus Concepts, Inc., a company that Cooper had invested in. Cooper received 1,138,725 shares of Quidel's common stock for its interest in Litmus. At that time, Cooper recorded a pre tax gain of $719 thousand--a net income gain of 3 cents per share-- representing the amount that the fair market value of the Quidel shares received exceeded the carrying value of Cooper's investment in Litmus.

In the third quarter of 2002, Cooper received an additional 334,727 shares of Quidel common stock previously held in escrow and recorded a pretax gain of $2.1 million--a net income gain of 8 cents per share.

Cooper currently carries 881,452 shares of Quidel's common stock on its balance sheet at a cost of $5.69 per share. Unrealized gains and losses on these shares are recorded on the balance sheet and are, therefore, not included in the results of operations until they are sold. Cooper intends to sell these shares from time to time as market conditions indicate.

Corporate Governance

The Company's chairman and chief executive officer and its executive vice president and chief financial officer will submit the certifications required by applicable law with this quarter's form 10Q filing to the Securities and Exchange Commission.

Patent Litigation With CIBA Vision

Cooper has been engaged in patent litigation in the United States, the United Kingdom and France with CIBA Vision, a division of Novartis, alleging that CVI's Frequency Colors and Expressions opaque contact lenses infringe certain patents of CIBA Vision.

On August 22, Cooper said that CVI had received an Order in the U. S. litigation involving U.S. Patent No. 5,414,477 (the '477 or Jahnke patent) related to cosmetic contact lenses. In the Order, the Court granted Wesley Jessen's motion for summary judgment of infringement and found that CVI's Expressions lenses sold in the United States infringe Wesley Jessen's `477 patent.

CVI's counter claim challenging the validity of the Jahnke patent is scheduled for trial in October. The Company remains confident that it will ultimately prevail on its defense that the `477 patent is invalid based on prior art.

In July, in related litigation in the United Kingdom, CIBA Vision (UK) decided to revoke the British counterpart to the `477 Jahnke patent, Patent EP
(UK) 0498835, also issued to Jahnke. CIBA Vision consented to an Order of the Court that the Jahnke patent be revoked in the United Kingdom and agreed to reimburse CooperVision's legal costs in the United Kingdom in relation to the Jahnke suit.

The U.K. Court has also heard arguments with regard to the validity and infringement of another opaque lens patent, the "Knapp" patent, and a decision is expected in September.

In the United States, CVI has received an Order in the lawsuit involving U.S. Patent No. 4,668,240 (the `240 or Loshaek patent). The Court had previously ruled in Wesley Jessen's favor with respect to the meaning of disputed terms in the `240 patent. In response to a motion for reconsideration recently filed by CVI, the Court found that evidence presented by CVI placed doubt on the Court's prior interpretation of the `240 patent. Accordingly, the Court granted CVI's request to appoint an independent technical advisor to assist the Court in resolving the questions presented by the parties with respect to the technical terms in the patent. CVI was very pleased with this ruling and is confident that it will also prevail on the `240 patent.

Revenue from products that include the disputed technology accounts for about 2 percent of Cooper's year-to-date worldwide revenue in fiscal 2002.

Earnings per Share

All per share amounts mentioned in this report refer to diluted per share amounts from continuing operations.

Conference Call

The Cooper Companies will hold a conference call to discuss its third quarter results today at 2 p.m. Pacific Daylight Time. To access the live call, dial 1-800-500-0177. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is 718174. This call will also be broadcast live on The Cooper Companies' website, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in tax laws, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

About Cooper

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., with operations in Trumbull, Conn., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin, markets medical devices, diagnostic products, surgical instruments and accessories for the women's healthcare market. Its Web address is www.coopersurgical.com.

Cerveillance'r', Expressions'TM', Frequency'r', Leisegang Prism System'TM' and Proclear'r' are registered trademarks of The Cooper Companies, Inc., its subsidiaries and affiliates.



                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                  (In thousands, except for per share amounts)
                                   (Unaudited)



                                                            Three Months Ended               Nine Months Ended
                                                                  July 31,                        July 31,
                                                         -------------------------        ------------------------
                                                           2002             2001            2002            2001
                                                         --------         --------        --------        --------
Net sales                                                $ 90,563         $ 61,365        $220,585        $168,523
Cost of sales                                              34,844           22,336          83,217          58,839
                                                         --------         --------        --------        --------
Gross profit                                               55,719           39,029         137,368         109,684
Selling, general and administrative expense                37,055           22,516          88,439          65,686
Research and development expense                            1,118            1,055           2,893           2,836
Amortization of intangibles                                   565            1,457           1,265           3,866
                                                         --------         --------        --------        --------
Operating income                                           16,981           14,001          44,771          37,296
Interest expense                                            2,347              914           4,681           2,814
Other income, net                                           3,668              131           4,686             908
                                                         --------         --------        --------        --------
Income before income taxes                                 18,302           13,218          44,776          35,390
Provision for income taxes                                  4,941            2,857          12,092          10,010
                                                         --------         --------        --------        --------
Net income                                               $ 13,361         $ 10,361        $ 32,684        $ 25,380
                                                         ========         ========        ========        ========

Diluted earnings per share                               $   0.86         $   0.67        $   2.10        $   1.68
                                                         ========         ========        ========        ========

Number of shares used to compute earnings
   per share                                               15,605           15,384          15,570          15,128
                                                         ========         ========        ========        ========

Memo:
   Cash flow (income before income taxes plus
   depreciation and amortization) per diluted share.
   Includes amounts for depreciation of $2,779 and
   $1,381 in the three months ended, and $7,224 and
   $4,040 in the nine months ended July 31, 2002 and
   2001, respectively                                   $    1.39        $    1.04       $    3.42       $    2.86
                                                        =========        =========       =========       =========



Note: Following our implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" at the beginning of this year, we no longer amortize goodwill. Goodwill amortization included in 2001 results reduced operating income by $1.2 million and $3 million in the three- and nine-month periods, respectively.

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                                          July 31,           October 31,
                                                                            2002                  2001
                                                                       --------------        -------------


                                     ASSETS

Current assets:
     Cash and cash equivalents                                          $  8,790                $ 12,928
     Trade receivables, net                                               69,779                  55,318
     Marketable securities                                                 5,156                   7,982
     Inventories                                                          77,444                  51,153
     Deferred tax assets                                                  19,991                  17,308
     Other current assets                                                 17,109                  10,516
                                                                        --------                --------
         Total current assets                                            198,269                 155,205
                                                                        --------                --------
Property, plant and equipment, net                                        93,918                  61,028
Goodwill                                                                 213,091                 131,732
Other intangibles, net                                                    17,507                  13,890
Deferred tax assets                                                       25,761                  31,246
Other assets                                                               4,094                   3,748
                                                                        --------                --------
                                                                        $552,640                $396,849
                                                                        ========                ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                         $ 32,941                $  8,249
Other current liabilities                                                 84,884                  59,724
                                                                        --------                --------
         Total current liabilities                                       117,825                  67,973
                                                                        --------                --------
Long-term debt                                                           135,342                  60,553
Other liabilities                                                          4,608                  12,039
                                                                        --------                --------
         Total liabilities                                               257,775                 140,565
                                                                        --------                --------
Stockholders' equity                                                     294,865                 256,284
                                                                        --------                --------
                                                                        $552,640                $396,849
                                                                        ========                ========




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